RESIDENTIAL FUNDING MORTGAGE SECURITIES I, INC.
                        Company

            RESIDENTIAL FUNDING CORPORATION
                    Master Servicer

           Mortgage Pass-Through Certificates
                    Series 1996-S2
$1,359,679.06    6.75%   Class M-1 Certificates
$  815,408.70    6.75%   Class M-2 Certificates
$  544,270.36    6.75%   Class M-3 Certificates


          Supplement dated February 19, 1996
                           to
     Prospectus Supplement dated January 24, 1996
                          and
           Prospectus dated January 23, 1996



The Class M-1 Certificates, Class M-2 Certificates and
Class M-3 Certificates (collectively, the  Class M
Certificates) will be offered by Residential Funding
Securities Corporation (the "Underwriter"), on a best-efforts basis pursuant to an Underwriting Agreement (the
"Underwriting Agreement") among the Company, the Master
Servicer and the Underwriter. The Underwriter is an indirect wholly-owned subsidiary of the parent of the Company. The obligation of the Underwriter to pay for and accept delivery of any of the Class M Certificates is subject to, among other things, the simultaneous sale by the Underwriter of such Class M Certificates. The termination date of the offering of the Class M
Certificates is the earlier to occur of February 19, 1997 or the date on which all of the Class M Certificates have been sold. Proceeds of the offering of the Class M
Certificates will not be placed in any escrow, trust or similar arrangement. The Underwriter intends to offer the Class M Certificates from time to time to the public in negotiated transactions or otherwise at varying prices to be determined at the time of sale. The proceeds to the Company from any sale of the Class M Certificates will be equal to the purchase price paid by the purchaser thereof, net of any expenses payable by the Company and any compensation payable to the Underwriter and any dealer. The Underwriter may effect such transactions by selling the Class M Certificates to or through dealers.
In connection with the purchase and sale of the Class M
Certificates, the Underwriter and any dealers that may participate with the

THIS SUPPLEMENT MUST BE DELIVERED TOGETHER WITH THE
PROSPECTUS AND PROSPECTUS SUPPLEMENT REFERRED TO ABOVE,
AND SHOULD BE READ IN CONJUNCTION THEREWITH.


      Residential Funding Securities Corporation





Underwriter in such resale of the Class M Certificates may be deemed to have received compensation from the Company in the form of discounts or commissions or, in the case of such dealers, compensation from the Underwriter in the form of discounts, concessions or commissions. The Underwriter and any dealers that participate with the Underwriter in the distribution of the Underwritten Certificates may be deemed to be underwriters and any profit on the resale of the Underwritten Certificates positioned by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

     The Underwriting Agreement provides that the Company will indemnify the Underwriter against certain civil liabilities under the Securities Act of 1933, or contribute to payments required to be made in respect thereof. There is currently no secondary market for the Class M Certificates. Neither the Company, the
Underwriter nor any other person intends to make a secondary market in the Class M Certificates. There can be no assurance that any such secondary market will develop, or if it does develop, that it will continue.


     The Mortgage Pool consists of 369 Mortgage Loans with an outstanding aggregate principal balance as of February 1, 1996 (the "Reference Date"), after deducting payments of principal due on such date, of $108,643,311.84.

     The Certificate Principal Balances of the Class M-1
Certificates, the Class M-2 Certificates, the Class M-3
Certificates, the Class B-1 Certificates, the Class B-2
Certificates, and the Class B-3 Certificates after the February 26, 1996 Distribution Date, will be
$1,359,679.06, $815,408.70, $544,270.36, $489,444.59,
$272,135.18 and $326,589.96, respectively.  After the
February 26, 1996 Distribution Date, the Class M-1
Certificates will evidence a Class M-1 Percentage of approximately 1.25%, the Class M-2 Certificates will evidence a Class M-2 Percentage of approximately 0.75%, the Class M-3 Certificates will evidence a Class M-3
Percentage of approximately 0.50%, the Class B-1
Certificates will evidence a Class B-1 Percentage of approximately 0.45%, the Class B-2 Certificates will evidence a Class B-2 Percentage of approximately 0.25%, and the Class B-3 Certificates will evidence a Class B-3
Percentage of approximately 0.30%.

     As of the Reference Date,     1 Mortgage Loan,
representing 0.2% of the Mortgage Loans was one month delinquent. As of the Reference Date, none of the Mortgage Loans were two months or more delinquent or in foreclosure.


UNTIL MAY 20, 1996, ALL DEALERS EFFECTING TRANSACTIONS IN
THE CLASS M CERTIFICATES, WHETHER OR NOT PARTICIPATING IN
THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A
PROSPECTUS (INCLUDING THE PROSPECTUS SUPPLEMENT AND THIS
SUPPLEMENT).  THIS DELIVERY REQUIREMENT IS IN ADDITION TO
THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN
ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD
ALLOTMENTS OR SUBSCRIPTIONS.